Exhibit 10.1
[HORIZON LINES, INC. LETTERHEAD]
                                        , 2008
[Name]
[Street]
[City, State]
Dear [Employee’s Name]:
     Horizon Lines, Inc. (the “Company”) has designated you to be a recipient of shares of common stock of the Company, par value $.01 per share (the “Company Stock”), subject to the performance restrictions and other terms set forth in this letter agreement and in the Horizon Lines, Inc. Amended and Restated Equity Incentive Plan (the “Plan”).
     The grant of these shares is made pursuant to the Plan. The Plan is administered by the Compensation Committee (the “Committee”) appointed by the Board of Directors of the Company. The terms of the Plan are incorporated into this letter and in the case of any conflict between the Plan and this letter, the terms of the Plan shall control. A copy of the Plan is attached to this letter.
     1. Grant. In consideration of your agreements contained in this letter, the Company hereby grants you                      shares of Company Stock (the “Restricted Shares”) as of April 24, 2008 (the “Grant Date”), the date on which the Committee met and approved the granting of this award. The Restricted Shares are subject to performance restrictions as set forth below. Until these restrictions lapse, the Restricted Shares are forfeitable and nontransferable.
     2. Vesting. The Restricted Shares shall vest, and become freely transferable, as follows:
     (a) (i) 100% of the Restricted Shares will vest and become freely transferable as of April 24, 2011 (the “Initial Vesting Date”), if the earnings per share of Company Stock for the Company’s fiscal year ended December 26, 2010, as calculated by the Company and subsequently audited and certified by an independent public accounting firm in accordance with Statement of Financial Accounting Standards No. 128 (“SFAS 128”), meets or exceeds $                     per share.

          (ii) Restricted Shares that do not vest as of the Initial Vesting Date will vest and become freely transferable as of April 24, 2012 (the “First Subsequent Vesting Date”), if the earnings per share of Company Stock for the Company’s fiscal year ended December 25, 2011, as calculated by the Company and subsequently audited and certified by an independent public accounting firm in accordance with SFAS 128 meets or exceeds $                     per share.
          (iii) Restricted Shares that do not vest as of the Initial or the First Subsequent Vesting Date will vest and become freely transferable as of April 24, 2013 (the “Second Subsequent Vesting Date”), if the earnings per share of Company Stock for the Company’s fiscal year ended December 23, 2012, as calculated by the Company and subsequently audited and certified by an independent public accounting firm in accordance with SFAS 128 meets or exceeds $                     per share.
          (iv) Restricted Shares that do not vest as of the Initial or the First or Second Subsequent Vesting Dates will vest and become freely transferable as of April 24, 2014 (the “Final Subsequent Vesting Date”), if the earnings per share of Company Stock for the Company’s fiscal year ended December 22, 2013, as calculated by the Company and subsequently audited and certified by an independent public accounting firm in accordance with SFAS 128 meets or exceeds $                     per share.
          (v) Restricted Shares that do not vest as of the Initial or the First, Second or Final Subsequent Vesting Dates (each hereinafter a “Vesting Date”) shall be forfeited as of the Final Subsequent Vesting Date.
     (b) You must be continuously employed by the Company (or any Subsidiary) from the Grant Date until the applicable Vesting Date for any Restricted Shares to vest. Except as provided in subsection (c) below, if your employment with the Company (or any Subsidiary) terminates prior to a Vesting Date for any reason, any rights you may have with regard to unvested Restricted Shares shall be forfeited at that time, notwithstanding your return to active employment with the Company or any Subsidiary prior to a Vesting Date.
     (c) Notwithstanding subsection (b) above, if, prior to a Vesting Date, your employment with the Company (or any Subsidiary) terminates due to your voluntary retirement on or after your attainment of age 59 1/2 (your “Pre-Vesting Date Retirement”), you will have the opportunity to vest in a prorated portion of the Restricted Shares as of the applicable Vesting Date if the performance conditions provided in subsection (a) are met. The prorated portion of the Restricted Shares in which you will have the opportunity to vest will be equal to the number of shares you have been awarded under this letter, multiplied by a fraction, the numerator of which is the number of days from the Grant Date through the date of your Pre-Vesting Date Retirement and the denominator of which is the number of days from the Grant Date through the applicable Vesting Date. Restricted Shares that do not vest as of any Vesting Date described in subsection (a) above shall be forfeited.
     3. Dividends. During the period beginning with the Grant Date and ending with the applicable Vesting Date or the earlier forfeiture of your Restricted Shares, you will be entitled to receive dividends and other distributions (collectively, “dividends”) on the Restricted Shares to the extent dividends are paid by the Company on its authorized and issued shares of Company Stock to its shareholders of record. These dividends, if any, will be paid to you at the same rate and at the same time as such dividends are paid by the Company with respect to authorized and issued shares held by its other shareholders of record.
     4. Power of Attorney. You hereby appoint the Corporate Secretary of the Company as your attorney in fact, with full power of substitution, and authorize him or her to provide instructions to the Company’s registrar and transfer agent for Company Stock as the Company may deem necessary or proper to comply with the intent and purposes of this Agreement and the Plan, including, upon the occurrence of a forfeiture pursuant to Section 2 above, to notify the registrar and transfer agent of the forfeiture of such shares, together with instructions to cancel the shares forfeited. The registrar and transfer agent shall be entitled to rely upon any notices and instructions delivered by your attorney in fact under the terms of the Plan and this letter.
     5. Book Entry Form; Delivery of Shares. The Company shall, as soon as administratively feasible after your execution of this letter, direct the Company’s transfer agent for Company Stock to make a book entry record showing ownership for the Restricted Shares in your name, subject to the terms and conditions of the Plan and this letter. As soon as practicable following the date on which the Restricted Shares become nonforfeitable and fully transferable pursuant to Section 2 above, the Company will issue appropriate instructions to that effect to the transfer agent for Company Stock.
     6. Rights as a Shareholder. Subject to the provisions of this letter, you generally will have all of the rights of a holder of Company Stock with respect to all of the Restricted Shares awarded to you under this letter from and after the Grant Date until the shares either vest or are forfeited, including the right to vote such shares and to receive dividends or other distributions paid thereon, as provided in Section 3.
     7. Transfer Restrictions. You may not sell, assign, transfer, pledge, hypothecate or encumber your right to receive Restricted Shares under this letter prior to the time such Restricted Shares become fully vested in accordance with this letter.
     8. Fractional Shares. A fractional share of Company Stock will not be issued and any fractional shares will be disregarded.

     9. Adjustments. If the number of outstanding shares of Company Stock is increased or decreased as a result of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation, or other change in the Company’s capitalization without the receipt of consideration by the Company, the Performance Target and the number and kind of your unvested Restricted Shares shall be proportionately adjusted by the Committee, whose determination shall be binding.
     10. Notices. Any notice to be given under the terms of this letter shall be addressed to the Corporate Secretary at [Company Address]. Any notice to be given to you shall be given to you and shall be addressed to you at your last known address at the time notice is sent. Notices shall be deemed to have been duly given if mailed first class, postage prepaid, addressed as above.
     11. Applicable Withholding Taxes. No Restricted Shares that have become vested and fully transferable pursuant to Section 2 above shall be delivered to you until you have paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws (the “Applicable Withholding Taxes”) or you and the Company have made satisfactory arrangements for the payment of such taxes. As an alternative to making a cash payment to satisfy the Applicable Withholding Taxes, the Committee may in its discretion (i) permit you to deliver shares of Company Stock which you already own (valued at their Fair Market Value as of the delivery date) in whole or partial satisfaction of such taxes or (ii) have the Company retain that number of Restricted Shares (valued at their Fair Market Value as of the delivery date) that would satisfy the Applicable Withholding Taxes.
     12. Applicable Securities Laws. The Company may delay delivery of Restricted Shares that have become vested and fully transferable pursuant to Section 2 above until (i) the admission of such shares to listing on any stock exchange on which the Company Stock may then be listed, (ii) receipt of any required representation by you or completion of any registration or other qualification of such shares under any state or federal law or regulation that the Company’s counsel shall determine as necessary or advisable, and (iii) receipt by the Company of advice by counsel that all applicable legal requirements have been complied with. Additionally, you may be required to execute a customary written indication of your investment intent and such other agreements the Company deems necessary or appropriate to comply with applicable securities laws.
     13. Acceptance of Restricted Shares. By signing below, you indicate your acceptance of these Restricted Shares and your agreement to the terms and conditions set forth in this letter agreement, which, together with the terms of the Plan, shall become the Company’s Restricted Stock Award Agreement with you. You also hereby acknowledge receipt of a copy of the Plan and agree to all of the terms and conditions of the Plan, as it may be amended from time to time. Unless the Company otherwise agrees in writing, this letter will not be effective as a Restricted Stock Award Agreement if you do not sign and return a copy.

     IN WITNESS WHEREOF, the Company has caused this Restricted Stock Award
Agreement to be signed, as of this                      date of                                         , 2008.

HORIZON LINES, INC.

By:

Its:

Agreed and Accepted:

[Name of Grant Recipient]

[Date]